UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 17, 2014
Date of report (Date of earliest event reported)

SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On February 17, 2014, Mary K. Brainerd, a member of the board of directors of SurModics, Inc. (the “Company”), resigned as a director of the Company.  The resignation of Ms. Brainerd was a result of other time commitments and not as a result of any disagreement with the Company about any matter relating to its operations, policies or practices.

(d)       On February 17, 2014, the Company’s board of directors appointed Ronald B. Kalich and Timothy S. Nelson to the Company’s board of directors, effective immediately.  In connection with these appointments, the Board also increased the size of the Board from eight members to nine members.  Messrs. Kalich and Nelson will both serve on the Board’s Audit Committee and Organization and Compensation Committee.  There are no arrangements or understandings between Mr. Kalich or Mr. Nelson and any other persons pursuant to which either was appointed a director of the Company, and neither has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Messrs. Kalich and Nelson will be compensated for their services on the board in accordance with the Company’s Board Compensation Policy (the “Policy”), which policy was amended by the Board on February 17, 2014, as further discussed below.  Pursuant to the Policy, Messrs. Kalich and Nelson will receive an annual cash retainer of $35,000 for their service on the board, $6,000 for their service on the Audit Committee, and $4,500 for their service on the Organization and Compensation Committee.  In addition to the cash retainers, Messrs. Kalich and Nelson were granted an equity award having a grant date fair value of $60,000, one-half of such award in the form of a nonqualified stock option to purchase shares of the Company’s common stock and the other half in the form of restricted stock units.  The stock options have a seven-year term, and vest ratably on a monthly basis and will become fully vested on the first anniversary of the date of grant.  The restricted stock units vest ratably on a monthly basis and will become fully vested on the first anniversary of the date of grant.

A copy of a press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01      Other Events.

As noted above, on February 17, 2014, the Board approved an amendment to the Policy in order to align its director compensation program with current corporate governance best practices. Previously under the Policy, non-employee directors received equity compensation that vests over multiple years. Under the Policy as amended, non-employee directors’ equity compensation will vest over a more typical one-year period. In connection with amending the Policy, the Board also approved amendments that allow the unvested portions of previously issued and outstanding equity awards to vest fully if a director’s board service ends after the one-year anniversary of the grant date of the applicable award. If a director’s board service ends prior to the one-year anniversary of the grant date of an applicable award, the unvested portions will vest on a prorated monthly basis within the one-year period following the date of grant. All previously issued and fully vested equity awards remain unchanged. In connection with these amendments, the Company will take a one-time non-cash charge of approximately $0.9 million pretax, or approximately $0.04 per share, in the second quarter of fiscal 2014. The Company will update its earnings guidance to reflect this charge in its second quarter fiscal 2014 earnings release.

Item 9.01      Financial Statements and Exhibits.

            (d)      Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date:	February 18, 2014	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated February 18, 2014